Form N-18F-1

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549







                                Optimum QTM Funds
                            Exact Name of Registrant


                            NOTIFICATION OF ELECTION


     The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.


                                    SIGNATURE

     Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Cambridge and the state of Massachusetts on the 7th day of August, 2002.


                                   Signature Optimum QTM Funds
                                             -----------------------------
                                                     (Name of Registrant)


                                   By: /s/ R. Schorr Berman
                                      ------------------------------------
                                          R. Schorr Berman
                                          (Name of director, trustee or officer
                                          signing on behalf of Registrant)


                                   President
                                   ---------------------------------------
                                                  (Title)



Attest: /s/ John F. Sherman
        ------------------------------------
          John F. Sherman



       Secretary
       -------------------------------------
                  (Title)